Exhibit 8.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212-450-4000 tel 212-701-5800 fax

December 11, 2009

Gafisa S.A.
Av. Nacoes Unidas, No. 8,501, 19th Floor
05425-070
São Paulo, SP, Brazil

Ladies and Gentlemen:

We have acted as special tax counsel to Gafisa S.A., a corporation incorporated under the laws of Brazil (the “Company”), in connection with the preparation and filing of their Registration Statement on Form F-4 dated November 12, 2009 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm that the discussion under the caption “Part Five: The Restructuring—Tax Considerations—United States Federal Income Tax Considerations” in the Registration Statement, subject to the conditions and limitations described therein, sets forth our opinion as to the material U.S. federal income tax considerations applicable generally to the Restructuring (as that term is defined in the Registration Statement).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to our being named in the Registration Statement. By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP